Exhibit 99.1

Columbia Sportswear Company Reports First Quarter 2024 Financial Results;
Updates Full Year 2024 Financial Outlook

First Quarter 2024 Highlights
•Net sales decreased 6 percent to $770.0 million, compared to first quarter 2023.
•Operating income decreased 21 percent to $44.7 million, or 5.8 percent of net sales, compared to first quarter 2023 operating income of $56.4 million, or 6.9 percent of net sales.
•Diluted earnings per share decreased 4 percent to $0.71, compared to first quarter 2023 diluted earnings per share of $0.74.
•Exited the quarter with $787.7 million of cash, cash equivalents and short-term investments, and no borrowings.
•Exited the quarter with $607.4 million of inventories, a decrease of 37 percent compared to March 31, 2023.
•The Company repurchased $50.2 million of common stock during the quarter.

Full Year 2024 Financial Outlook

The following forward-looking statements reflect our expectations as of April 25, 2024 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2024 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.35 to $3.42 billion (unchanged), representing a net sales decline of 4.0 to 2.0 percent (unchanged) compared to 2023.
•Operating income of $259 to $291 million (prior $256 to $288 million), representing operating margin of 7.7 to 8.5 percent (prior 7.6 to 8.4 percent).
•Diluted earnings per share of $3.65 to $4.05 (prior $3.45 to $3.85).

PORTLAND, Ore. - April 25, 2024 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced first quarter 2024 financial results for the period ended March 31, 2024.

Chairman, President and Chief Executive Officer Tim Boyle commented, “2024 has started out broadly in line with our expectations. We are making good progress against our top priorities. Inventory exiting the quarter was down 37 percent year-over-year, and our Profit Improvement Plan is on track to achieve our savings targets. Based on year-to-date results, we are reiterating our net sales outlook while modestly increasing our diluted EPS range.

“Our brand growth acceleration strategies across the portfolio are underway. As warmer weather takes hold, consumers are being introduced to our newest cooling products and technologies, including Columbia Omni-Shade Broad Spectrum Air Flow, and our newest footwear system, Omni-MAX.
“Our financial position remains strong, with approximately $788 million in cash and short-term investments, and no borrowings at quarter end. I’m confident in our team, our strategies, and our ability to achieve the significant long-term growth opportunities we see across the business. We are committed to investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;

•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's first quarter 2024 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/financial-results at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

First Quarter 2024 Financial Results
(All comparisons are between the first quarter 2024 and the first quarter 2023, unless otherwise noted.)

Net sales decreased 6 percent (6 percent constant-currency) to $770.0 million from $820.6 million for the comparable period in 2023. The decline in net sales primarily reflects lower wholesale net sales in the United States and Canada, driven by retailer cautiousness, a difficult competitive environment, and generally soft consumer demand.

Gross margin increased 190 basis points to 50.6 percent of sales compared to 48.7 percent of net sales for the comparable period in 2023. Gross margin expansion primarily reflects lower inbound freight costs and favorable region and channel net sales mix, which more than offset the gross margin impact of inventory reduction efforts in our direct-to-consumer ("DTC") brick and mortar business.

SG&A expenses were relatively flat at $349.3 million, or 45.4 percent of net sales, compared to $347.4 million, or 42.3 percent of net sales, for the comparable period in 2023. The largest changes in SG&A expenses primarily reflect higher DTC expenses, partially offset by lower supply chain costs and decreased variable demand creation expenses.

Operating income decreased 21 percent to $44.7 million, or 5.8 percent of net sales, compared to operating income of $56.4 million, or 6.9 percent of net sales, for the comparable period in 2023.

Interest income, net was $9.2 million, compared to $3.3 million for the comparable period in 2023, reflecting higher yields on increased levels of cash, cash equivalents, and short-term investments.

Income tax expense of $11.8 million resulted in an effective income tax rate of 21.9 percent, compared to income tax expense of $14.4 million, or an effective income tax rate of 23.7 percent, for the comparable period in 2023.

Net income decreased 8 percent to $42.3 million, or $0.71 per diluted share, compared to net income of $46.2 million, or $0.74 per diluted share, for the comparable period in 2023.

Balance Sheet as of March 31, 2024

Cash, cash equivalents, and short-term investments totaled $787.7 million, compared to $460.6 million as of March 31, 2023.

The Company had no borrowings as of either March 31, 2024 or March 31, 2023.

Inventories decreased 37 percent to $607.4 million, compared to $959.2 million as of March 31, 2023.

Cash Flow for the Three Months Ended March 31, 2024

Net cash provided by operating activities was $106.8 million, compared to $78.0 million for the same period in 2023.

Capital expenditures totaled $14.8 million, compared to $14.0 million for the same period in 2023.

Share Repurchases for the Three Months Ended March 31, 2024

The Company repurchased 631,468 shares of common stock for an aggregate of $50.2 million, or an average price per share of $79.45.

At March 31, 2024, $295.2 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on May 30, 2024 to shareholders of record on May 16, 2024.

Full Year 2024 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's full year 2024 and second quarter 2024 Financial Outlook are each forward-looking in nature, and the following forward-looking statements reflect our expectations as of April 25, 2024 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results.

Net sales are expected to decrease 4.0 to 2.0 percent (unchanged), resulting in net sales of $3.35 to $3.42 billion (unchanged), compared to $3.49 billion in 2023.

Gross margin is expected to expand 80 to 120 basis points (prior 100 to 150 basis points) to 50.4 to 50.8 percent of net sales (prior 50.6 to 51.1 percent) from 49.6 percent of net sales in 2023.

SG&A expenses, as a percent of net sales, are expected to be 43.0 to 43.4 percent (prior 43.2 to 43.5 percent), compared to SG&A expense as a percent of net sales of 40.6 percent in 2023.

Operating income is expected to be $259 to $291 million (prior $256 to $288 million), resulting in operating margin of 7.7 to 8.5 percent (prior 7.6 to 8.4 percent), compared to operating margin of 8.9 percent in 2023.

Interest income, net is expected to be approximately $28 million (prior $19 million).

Effective income tax rate is expected to be 24.0 to 25.0 percent (unchanged).

Net income is expected to be $217 to $240 million (prior $207 to $231 million), resulting in diluted earnings per share of $3.65 to $4.05 (prior $3.45 to $3.85). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 59.3 million (prior 60.1 million).

Foreign Currency

•Foreign currency translation is anticipated to decrease 2024 net sales growth by approximately 20 basis points (prior 60 basis points increase).

•Foreign currency is expected to have an approximately $0.04 negative impact on diluted earnings per share (prior $0.03 positive impact) due primarily to negative foreign currency transactional effects from hedging of inventory production.

Cash Flows

Operating cash flow is expected to be at least $350 million (prior at least $300 million).

Capital expenditures are planned to be in the range of $60 to $80 million (unchanged).

Second Quarter 2024 Financial Outlook

•Net sales are expected to be $557 to $576 million, representing a decline of 10 to 7 percent from $620.9 million for the comparable period in 2023.
•Operating loss is expected to be $42 to $27 million, resulting in operating margin of (7.6) to (4.7) percent, compared to operating margin of 1.0 percent in the comparable period in 2023.
•Diluted earnings (loss) per share is expected to be $(0.46) to $(0.26), compared to $0.14 for the comparable period in 2023.

Conference Call

The Company will hold its first quarter 2024 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Second Quarter 2024 Reporting Date

The Company plans to report second quarter 2024 financial results on Thursday, July 25, 2024 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities and manage expenses, financial position, marketing strategies, inventory, full year 2024 net sales, gross margin, SG&A expenses, operating income, net interest income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, as well as second quarter 2024 net sales, operating income, and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may," "plan" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include:

loss of key customer accounts; our ability to execute and realize costs savings related to our Profit Improvement Plan; our ability to effectively execute our business strategies, including initiatives to upgrade our business processes and information technology (“IT”) systems and investments in our DTC businesses; our ability to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; the seasonality of our business and timing of orders; trends affecting consumer spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions, changes in global regulation and economic and political conditions and disease outbreaks; volatility in global production and transportation costs and capacity and timing; our ability to effectively manage our inventory and our wholesale customer’s to manage their inventories; our dependence on third-party manufacturers and suppliers and our ability to source at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in more than 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	March 31, 2024	March 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$418,462	$361,049
Short-term investments	369,270	99,511
Accounts receivable, net	366,375	466,690
Inventories	607,373	959,234
Prepaid expenses and other current assets	84,738	100,880
Total current assets	1,846,218	1,987,364
Property, plant and equipment, net	277,947	282,921
Operating lease right-of-use assets	361,103	318,728
Intangible assets, net	79,496	81,146
Goodwill	26,694	51,694
Deferred income taxes	100,162	96,865
Other non-current assets	70,611	70,256
Total assets	$2,762,231	$2,888,974
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$150,131	220,231
Accrued liabilities	216,903	271,625
Operating lease liabilities	71,550	69,452
Income taxes payable	8,722	7,377
Total current liabilities	447,306	568,685
Non-current operating lease liabilities	340,310	303,571
Income taxes payable	26,262	33,765
Deferred income taxes	—	146
Other long-term liabilities	38,910	35,022
Total liabilities	852,788	941,189
Total shareholders' equity	1,909,443	1,947,785
Total liabilities and shareholders' equity	$2,762,231	$2,888,974

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2024	2023
Net sales	$769,982	$820,593
Cost of sales	380,423	421,093
Gross profit	389,559	399,500
Gross margin	50.6%	48.7%

Selling, general and administrative expenses	349,270	347,398
Net licensing income	4,392	4,325
Operating income	44,681	56,427
Interest income, net	9,197	3,283
Other non-operating income, net	271	850
Income before income tax	54,149	60,560
Income tax expense	11,849	14,358
Net income	$42,300	$46,202

Earnings per share:
Basic	$0.71	$0.74
Diluted	$0.71	$0.74
Weighted average shares outstanding:
Basic	59,823	62,133
Diluted	59,998	62,417

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$42,300	$46,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,070	13,834
Non-cash lease expense	18,603	16,749
Provision for uncollectible accounts receivable	1,033	(90)
Deferred income taxes	1,232	(85)
Stock-based compensation	5,644	5,808
Other, net	(4,198)	287
Changes in operating assets and liabilities:
Accounts receivable	50,409	82,927
Inventories	131,721	71,503
Prepaid expenses and other current assets	(511)	23,101
Other assets	(2,055)	(837)
Accounts payable	(77,004)	(95,423)
Accrued liabilities	(49,050)	(59,538)
Income taxes payable	(8,128)	(10,941)
Operating lease assets and liabilities	(18,410)	(17,355)
Other liabilities	117	1,860
Net cash provided by operating activities	106,773	78,002
Cash flows from investing activities:
Purchases of short-term investments	(58,974)	(98,203)
Sales and maturities of short-term investments	110,878	570
Capital expenditures	(14,795)	(14,047)
Net cash provided by (used in) investing activities	37,109	(111,680)
Cash flows from financing activities:
Proceeds from issuance of common stock related to stock-based compensation	1,106	2,678
Tax payments related to stock-based compensation	(4,354)	(4,297)
Repurchase of common stock	(50,168)	(15,293)
Cash dividends paid	(17,927)	(18,649)
Net cash used in financing activities	(71,343)	(35,561)
Net effect of exchange rate changes on cash	(4,396)	47
Net increase (decrease) in cash and cash equivalents	68,143	(69,192)
Cash and cash equivalents, beginning of period	350,319	430,241
Cash and cash equivalents, end of period	$418,462	$361,049
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$29,070	$30,775
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$3,492	$2,899

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2024	Translation	2024(1)	2023	% Change	% Change(1)
Geographical Net Sales:
United States	$474.4	$—	$474.4	$517.5	(8)%	(8)%
Latin America and Asia Pacific	138.7	6.6	145.3	136.4	2%	7%
Europe, Middle East and Africa	104.5	(2.2)	102.3	108.3	(4)%	(6)%
Canada	52.4	(0.4)	52.0	58.4	(10)%	(11)%
Total	$770.0	$4.0	$774.0	$820.6	(6)%	(6)%

Brand Net Sales:
Columbia	$663.9	$4.0	$667.9	$702.8	(6)%	(5)%
SOREL	45.7	(0.1)	45.6	60.5	(24)%	(25)%
prAna	31.3	—	31.3	32.5	(4)%	(4)%
Mountain Hardwear	29.1	0.1	29.2	24.8	17%	18%
Total	$770.0	$4.0	$774.0	$820.6	(6)%	(6)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$619.0	$3.3	$622.3	$632.6	(2)%	(2)%
Footwear	151.0	0.7	151.7	188.0	(20)%	(19)%
Total	$770.0	$4.0	$774.0	$820.6	(6)%	(6)%

Channel Net Sales:
Wholesale	$390.9	$1.1	$392.0	$452.5	(14)%	(13)%
DTC	379.1	2.9	382.0	368.1	3%	4%
Total	$770.0	$4.0	$774.0	$820.6	(6)%	(6)%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.